Exhibit 10.2
July 3, 2007
Cynthia D. Robinson
1149 Cabrillo Avenue
Burlingame, CA 94010
     Re: Separation Agreement and Release of Claims
Dear Candy:
     This letter, upon your signature, will constitute the agreement between you and InterMune, Inc. (“InterMune”) regarding the terms of your separation from InterMune (the “Separation Agreement”) as a result of the 2007 reduction in force. This letter constitutes the final, binding terms of our agreement regarding your separation from employment.
     1. Your employment with InterMune will end on July 3, 2007 (the “Separation Date”). You will receive all salary and accrued vacation pay due you through that day.
     2. You affirm that as of the Separation Date, you will return to InterMune any and all property belonging to InterMune, as well as any proprietary information you have about InterMune’s practices; procedures; customers; products; trade secrets; information technology; and technical, clinical and other data. You understand and agree that you continue to be bound by the terms of the employee Proprietary Information and Inventions Agreement you signed with InterMune on October 25, 2004. For your reference, a copy of that agreement is attached.
     3. Upon the Effective Date of this Separation Agreement (as that term is defined in Paragraph 11 below), InterMune agrees to provide you with the following consideration:
          (a) Separation pay equal to twelve months pay at your final rate of pay (total gross separation pay of $209,745), less all required deductions (the “Separation Payment”). The Separation Payment will be made by check in a single lump-sum payment.
          (b) Payment of 50% of your 2007 target bonus (total gross bonus payment of $36,706), less all required deductions (the “Bonus Payment”). The Bonus Payment will be made by check in a single lump-sum payment.
          (c) Twelve months (i.e., through July 3, 2008) immediate accelerated vesting of all equity grants made to you by InterMune during the term of your employment (the “Equity Acceleration”).

          (d) All vested stock options you have as of the Separation Date will be granted an extension of time to exercise until December 31, 2007 (the “Extended Exercise Period”) except for those options that you request that InterMune not extend by designating such options on Exhibit A. You understand, acknowledge and agree that the grant by InterMune of this Extended Exercise Period will result in the conversion of your Incentive Stock Options to Non-Qualified Stock Options.
          (e) Payment of your COBRA premiums for medical, dental, and vision benefits, through the earlier of July 31, 2008 or the date on which you first become eligible for similar benefits through a subsequent employer, provided you elect to continue coverage (the “COBRA Payments”). You agree to provide InterMune timely notice of your eligibility for such similar benefits.
     4. Under separate cover, you will receive notice of your right to continue your health insurance under COBRA. To the extent that you have such rights, nothing in this Separation Agreement is intended to impair those rights.
     5. In consideration of the Separation Payment, the Bonus Payment, the Equity Acceleration, the Extended Exercise Period, the COBRA Payments, and other good and valuable consideration, receipt of which you hereby acknowledge, you waive and release on behalf of yourself and your heirs, devisees, executors administrators, representatives and assigns, and promise never to assert any and all claims that you have or might have against InterMune, and its predecessors and successors, and each of their respective current and former officers, directors, shareholders, agents, attorneys, employees, assigns, parents, affiliates and subsidiaries (collectively, the “Releasees”), arising from or related to your employment with InterMune and/or your separation from your employment with InterMune.
          The claims released include, but are not limited to, all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected which you have or may have had against the Releasees based on any events or circumstances arising or occurring on or prior to the date of your signature of this Separation Agreement, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by InterMune or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Employee Retirement

Income Security Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations.
     Notwithstanding the generality of the foregoing, you do not release the following claims and rights:
          (a) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
          (b) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;
          (c) Claims to any benefit entitlements vested as the date of separation of employment, pursuant to written terms of any Company employee benefit plan;
          (d) Your right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that you do release your right to secure any damages for alleged discriminatory treatment; and
          (e) Your right, if any, to indemnification from the Company under California Labor Code Section 2802.
     6. You waive and release and promise never to assert any such claims, even if you do not believe that you have such claims. You therefore waive your rights under section 1542 of the California Civil Code, if applicable, which states:
     A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.
     7. Unless required or otherwise permitted by law, you will not disclose to others any proprietary information regarding InterMune’s business, practices, procedures, contracts, discussions with government authorities, clients, trade secrets, and technical and other data.
     8. As of the date you sign this Separation Agreement, you agree to refrain from making any statement, whether oral or written, that is disparaging of InterMune, its employees, officers and directors, and its products and services. Similarly, InterMune, through its officers and directors, agrees to refrain making any statement, whether oral or written, that is disparaging of you or your services.
     9. You also agree that for a period of two years after your employment ends, you will not solicit any InterMune employee to leave his or her employment with InterMune in order to begin employment or a consulting or independent contractor relationship with any company or business.

     10. In the event that you breach any of your obligations under this Separation Agreement or as otherwise imposed by law, InterMune will be entitled to recover the benefits paid under the Separation Agreement.
     11. The following notice is given to you in compliance with the Older Workers Benefit Protection Act:
          (a) You have forty-five days in which to accept the terms of this Separation Agreement, although you may accept the Separation Agreement at any time within those forty-five days.
          (b) After you accept this Separation Agreement, you will still have seven days in which you may revoke your acceptance. To revoke, you must send a written letter of revocation to InterMune, return receipt requested, within the seven-day revocation period. If you do not revoke, the eighth day after your acceptance of this Separation Agreement will be the “Effective Date” of this Separation Agreement.
          (c) You acknowledge that you have been advised to consult with an attorney of your choice regarding this Separation Agreement.
     12. This Separation Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.
     13. This Separation Agreement contains the entire agreement of the parties with regard to the separation of your employment, and supersedes any prior agreements as to that matter. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by you and InterMune’s SVP, HR & Corporate Services and Associate General Counsel.

     Candy, on behalf of InterMune, I want to thank you for your service to the Company. We wish you every success in your future endeavors.

Sincerely,
/s/ Howard Simon
Howard Simon
SVP, HR & Corporate Services Associate General Counsel

     By signing this letter, I acknowledge that I have had the opportunity to review this Separation Agreement carefully with an attorney of my choice, that I have read this Separation Agreement and understand the terms of the Separation Agreement, and that I voluntarily agree to those terms.

Dated: July 3, 2007	/s/ Cynthia D. Robinson
Cynthia D. Robinson

Exhibit A
Vested Stock Options as of Separation Date, the exercise period of which should remain at
90-days and should NOT be extended until December 31, 2007

Type of Stock	Grant Number	Grant Date	Price
ISO	00002293	1/3/2005	$13.26
ISO	00002486	6/24/2005	$12.74
ISO	00003217	6/30/2006	$15.40

Appendix A
Reaffirmation of Release
     I hereby reaffirm in all respects the terms of the Separation Agreement between InterMune, Inc. and me dated July 3, 2007 (including the terms of the general release of claims contained therein), and agree to be fully bound by its terms.

Dated: July 3, 2007	/s/ Cynthia D. Robinson
Cynthia D. Robinson